As filed with the Securities and Exchange Commission on September 18, 2006
Registration No. 333-131199
Registration No. 333-131199-01
Registration No. 333-131199-02
Registration No. 333-131199-03

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 3
to
Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CARDTRONICS, INC.*
(exact name of registrant as specified in its charter)

Delaware	7389	76-0681190
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

3110 Hayes Road, Suite 300 Houston, Texas 77082 (281) 596-9988 (Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)	J. Chris Brewster
Chief Financial Officer
3110 Hayes Road, Suite 300
Houston, Texas 77082
(281) 596-9988
(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent for Service)

Copy to:
David P. Oelman, Esq.
Vinson & Elkins L.L.P.
2300 First City Tower
1001 Fannin Street
Houston, Texas 77002-6760
713-758-3708
713-615-5861 (fax)

      Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

      If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.     ☐
      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.     ☐
      If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐

*	Includes certain subsidiaries of Cardtronics, Inc. identified below.
Cardtronics GP, Inc.
(Exact Name of Registrant As Specified In Its Charter)

Delaware	75-3003720
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)
Cardtronics LP, Inc.
(Exact Name of Registrant As Specified In Its Charter)

Delaware	51-0412519
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)
Cardtronics, LP
(Exact Name of Registrant As Specified In Its Charter)

Delaware	76-0419117
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)
      Each Registrant hereby amends this Registration Statement on such dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE
      This Amendment No. 3 (this “Amendment”) to the Registration Statement on Form S-4 (File Nos. 333-131199, 333-131199-01, 333-131199-02 and 333-131199-03) (the “Registration Statement”) of Cardtronics, Inc. and certain of its subsidiaries is being filed solely for the purpose of clarifying the capacity in which Cardtronics GP, Inc. is executing the Registration Statement.
PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification Of Officers And Directors
      Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) authorizes a corporation, under certain circumstances, to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that the person is or was an officer or director of such corporation, or is or was serving at the request of that corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. With respect to any criminal action or proceeding, such indemnification is available if he had no reasonable cause to believe his conduct was unlawful.
      Article Eleventh of the registrant’s Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”), together with Article VI of the registrant’s Restated Bylaws, as amended (the “Bylaws”), provide for indemnification of each person who is or was made a party to any actual or threatened civil, criminal, administrative or investigative action, suit or proceeding because such person is, was or has agreed to become an officer or director of the registrant or is a person who is or was serving or has agreed to serve at the request of the registrant as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another corporation or of a partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise to the fullest extent permitted by the DGCL as it existed at the time the indemnification provisions of the Certificate of Incorporation and Bylaws were adopted or as may be thereafter amended. Article Eleventh of the Certificate of Incorporation and Article VI of the Bylaws expressly provide that it is not the exclusive method of indemnification.
      Section 145 of the DGCL also empowers a corporation to purchase and maintain insurance on behalf of any person who is or was an officer or director of such corporation against liability asserted against or incurred by him in any such capacity, whether or not such corporation would have the power to indemnify such officer or director against such liability under the provisions of Section 145.
      Article Eleventh of the Certificate of Incorporation and Article VI of the Bylaws also provide that the registrant may maintain insurance, at the registrant’s expense, to protect the registrant and any director, officer, employee or agent of the registrant or of another entity against any expense, liability, or loss, regardless of whether the registrant would have the power to indemnify such person against such expense, liability or loss under the DGCL.
      Section 102(b)(7) of the DGCL provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (a) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL (relating to liability for unauthorized acquisitions or redemptions of, or dividends on, capital stock) or (d) for any transaction from which the director derived improper personal benefit. Article Twelfth of the Certificate of Incorporation contains such a provision.

Item 21.	Exhibits And Financial Statement Schedules
      (a) Exhibits. The following exhibits are filed herewith pursuant to the requirements of Item 601 of Regulation S-K:

Exhibit No.		Description

**2	.1	Share Sale and Purchase Agreement between Bank Machine (Holdings) Limited and Cardtronics Limited, dated effective as of May 17, 2005.
**2	.2	Purchase and Sale Agreement Between E*TRADE Access, Inc., E*TRADE Bank, Cardtronics, LP and Cardtronics, Inc., dated effective as of June 2, 2004.
**3	.1	First Amended and Restated Certificate of Incorporation of Cardtronics, Inc., dated as of March 10, 2005.
**3	.2	Certificate of Amendment of the First Amended and Restated Certificate of Incorporation of Cardtronics, Inc. dated as of May 12, 2005.
**3	.3	Certificate of Amendment of the First Amended and Restated Certificate of Incorporation of Cardtronics, Inc. dated as of August 9, 2005.
**3	.4	First Amended and Restated Bylaws of Cardtronics, Inc.
**4	.1	Indenture dated as of August 12, 2005 by and among Cardtronics, Inc., the Subsidiary Guarantors party thereto and Wells Fargo Bank, NA as Trustee
**4	.2	Form of Senior Subordinated Note (incorporated by reference to Exhibit A to Exhibit 4.1).
**4	.3	Registration Rights Agreement dated as of August 12, 2005 by and among Cardtronics, Inc., the Subsidiary Guarantors party thereto and the Initial Purchasers party thereto.
**5	.1	Opinion of Vinson & Elkins L.L.P.
**10	.1	ATM Cash Services Agreement between Bank of America and Cardtronics, LP, dated effective as of August 2, 2004.
**10	.2	Third Amended and Restated First Lien Credit Agreement, dated as of May 17, 2005, by and among Cardtronics, Inc., the Subsidiary Guarantors party thereto, Bank of America, N.A., BNP Paribas, and the other Lenders parties thereto.
**10	.3	Amendment No. 1 to Credit Agreement, dated as of July 6, 2005.
**10	.4	Amendment No. 2 to Credit Agreement, dated as of August 5, 2005.
**10	.5	Amendment No. 3 to Credit Agreement, dated as of November 17, 2005.
10.6		Employment Agreement between Cardtronics, LP and Jack M. Antonini, dated effective as of January 30, 2003 (incorporated by reference to Exhibit 10.10 of the Registration Statement on Form S-1 filed by Cardtronics, Inc. on March 10, 2004).
10.7		First Amendment to Employment Agreement between Cardtronics, LP and Jack M. Antonini, dated effective as of February 4, 2004 (incorporated by reference to Exhibit 10.11 of the Registration Statement on Form S-1 filed by Cardtronics, Inc. on March 10, 2004).
**10	.8	Second Amendment to Employment Agreement between Cardtronics, LP and Jack M. Antonini, dated effective as of January 1, 2005.
**10	.9	Restricted Stock Agreement, dated as of February 4, 2004 between Cardtronics, Inc. and Jack M. Antonini.
**10	.10	First Amendment to Restricted Stock Agreement, dated as of March 1, 2004, between Cardtronics, Inc. and Jack M. Antonini.
**10	.11	Second Amendment to Restricted Stock Agreement, dated as of February 10, 2005, between Cardtronics, Inc. and Jack M. Antonini.
10.12		Employment Agreement between Cardtronics, LP and Michael H. Clinard, dated effective as of June 4, 2001 (incorporated by reference to Exhibit 10.12 of the Registration Statement on Form S-1 filed by Cardtronics, Inc. on March 10, 2004).
**10	.13	First Amendment to Employment Agreement between Cardtronics, LP and Michael H. Clinard, dated effective as of January 1, 2005.

Exhibit No.		Description

10.14		Employment Agreement between Cardtronics, LP and Thomas E. Upton, dated effective as of June 1, 2001 (incorporated by reference to Exhibit 10.13 of the Registration Statement on Form S-1 filed by Cardtronics, Inc. on March 10, 2004).
**10	.15	First Amendment to Employment Agreement between Cardtronics, LP and Thomas E. Upton, dated effective as of January 1, 2005.
10.16		Employment Agreement between Cardtronics, LP and J. Chris Brewster, dated effective as of March 31, 2004 (incorporated by reference to Exhibit 10.14 of the Registration Statement on Form S-1/A filed by Cardtronics, Inc. on May 14, 2004).
**10	.17	First Amendment to Employment Agreement between Cardtronics, LP and J. Chris Brewster, dated effective as of January 1, 2005.
**10	.18	Employment Agreement between Cardtronics, LP, Cardtronics, Inc. and Drew Soinski, dated effective as of July 12, 2005.
**10	.19	Amended and Restated Service Agreement between Bank Machine Limited and Ron Delnevo, dated effective as of May 17, 2005.
**10	.20	Bonus Agreement between Bank Machine Limited and Ron Delnevo, dated effective as of May 17, 2005.
**10	.21	2001 Stock Incentive Plan of Cardtronics Group, Inc., dated effective as of June 4, 2001.
**10	.22	Amendment No. 1 to the 2001 Stock Incentive Plan of Cardtronics Group, Inc., dated effective as of January 30, 2004.
**10	.23	Amendment No. 2 to the 2001 Stock Incentive Plan of Cardtronics Group, Inc., dated effective as of June 23, 2004.
**10	.24	Form of Director Indemnification Agreement entered into by and between Cardtronics, Inc. and each of its directors, dated as of February 10, 2005.
**10	.25	Amendment No. 1 to ATM Cash Services Agreement dated August 2, 2004.
**10	.26	Amendment No. 2 to ATM Cash Services Agreement dated February 9, 2006.
**12	.1	Computation of Ratio of Earnings to Fixed Charges.
**21	.1	List of Subsidiaries.
**23	.1	Consent of KPMG LLP.
**23	.2	Consent of Deloitte and Touche, LLP.
**23	.3	Consent of Vinson & Elkins L.L.P. (contained in Exhibit 5.1 hereto).
**24	.1	Power of Attorney (included on the signature page to this Registration Statement).
**25	.1	Statement of Eligibility on Form T-1.

*	To be filed by amendment.

**	Previously filed.

***	Filed herewith.
      (b) Financial Statement Schedules. All schedules are omitted because the required information is inapplicable or the information is presented in the Consolidated Financial Statements and the related notes.

Item 22.	Undertakings
      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of any Registrant, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by any Registrant of expenses incurred or paid by a director, officer or controlling person of such Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, such Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
      Each registrant hereby undertakes
      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(c) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; and
      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
      (4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, if the registrants are subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
      (5) That, for the purpose of determining liability of the registrants under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, in a primary offering of securities of the undersigned registrants pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrants will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(a) any preliminary prospectus or prospectus of the undersigned registrants relating to the offering required to be filed pursuant to Rule 424;

(b) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrants or used or referred to by the undersigned registrants;

(c) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrants or their securities provided by or on behalf of the undersigned registrants; and

(d) any other communication that is an offer in the offering made by the undersigned registrants to the purchaser.
      (6) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.
      (7) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this Registration Statement when it became effective.

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on the 18th day of September, 2006.

CARDTRONICS, INC.

By:	/s/ Jack Antonini

Jack Antonini
President and Chief Executive Officer

CARDTRONICS GP, INC.

By:	/s/ Jack Antonini

Jack Antonini
President and Chief Executive Officer

CARDTRONICS, LP

By:	/s/ Jack Antonini

Jack Antonini
President and Chief Executive Officer
      Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wilmington, State of Delaware, on the 18th day of September, 2006.

CARDTRONICS LP, INC.

By:	/s/ Peter J. Winnington

Peter J. Winnington
President and Secretary

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on the 18th day of September, 2006.

Signature	Capacity (of Cardtronics, Inc.)

/s/ Jack Antonini Jack Antonini	Chief Executive Officer, President and Director (Principal Executive Officer)

* J. Chris Brewster	Chief Financial Officer (Principal Financial and Accounting Officer)

* Fred R. Lummis	Director and Chairman of the Board of Directors

* Robert P. Barone	Director

* Frederick W. Brazelton	Director

* Ralph H. Clinard	Director

* Ron Coben	Director

* Jorge M. Diaz	Director

* Roger B. Kafker	Director

* Michael A. R. Wilson	Director

* Ronald Delnevo	Director and Chief Executive of Bank Machine Limited

*By: /s/ Jack Antonini Jack Antonini Attorney-in-Fact

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on the 18th day of September, 2006.

Capacity (of Cardtronics GP, Inc. on behalf of itself and in its capacity as
Signature	general partner of Cardtronics, LP)

/s/ Jack Antonini Jack Antonini	Chief Executive Officer, President and Director (Principal Executive Officer)

* J. Chris Brewster	Chief Financial Officer (Principal Financial and Accounting Officer)

* Fred R. Lummis	Director

* Frederick W. Brazelton	Director

*By: /s/ Jack Antonini Jack Antonini Attorney-in-Fact

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on the 18th day of September, 2006.

Signature	Capacity (of Cardtronics LP, Inc.)

/s/ Peter J. Winnington Peter J. Winnington	President, Secretary and Director (Principal Executive, Financial and Accounting Officer)